Exhibit 99.1
Zura Bio Reports First Quarter 2026 Financial Results and Recent Corporate Updates

•Continuing advancement of two Phase 2 studies evaluating tibulizumab in hidradenitis suppurativa (HS) (TibuSHIELD) and systemic sclerosis (SSc) (TibuSURE), with both trials on track to meet anticipated timelines
•Strengthened leadership team with key executive and Board appointments
•Completed an underwritten public offering in February 2026, resulting in gross proceeds of approximately $144 million to support advancement of its pipeline
•Cash and cash equivalents of $225.6 million as of March 31, 2026, which is expected to fund planned operations through at least the end of 2028

HENDERSON, Nev.--(BUSINESS WIRE)--May 7, 2026-- Zura Bio Limited (Nasdaq: ZURA) (“Zura”), a clinical‑stage biotechnology company developing novel and differentiated medicines to meaningfully improve the lives of patients with serious and debilitating autoimmune and inflammatory diseases, today announced financial results for the first quarter ended March 31, 2026, and provided recent corporate updates.

“We entered the second quarter with a strengthened balance sheet and strengthened team, reflecting growing conviction in bispecific approaches and increased appreciation for IL‑17 and BAFF biology” said Sandeep Kulkarni, M.D., Chief Executive Officer of Zura. “We believe we are well positioned—operationally, financially, and scientifically—as we approach anticipated tibulizumab readouts starting later this year.”

PROGRAM UPDATES

Tibulizumab (ZB‑106)

During the first quarter of 2026, Zura continued to advance its two ongoing Phase 2 studies of tibulizumab, a bispecific antibody designed to neutralize interleukin-17 (IL-17) and B-cell activating factor (BAFF), key mediators of inflammation and fibrosis.
•TibuSHIELD (HS): The Phase 2 clinical study evaluating tibulizumab in adult participants with HS is ongoing, with enrollment of approximately 225 patients on track. Topline data are anticipated in the fourth quarter of 2026.
•TibuSURE (SSc): The Phase 2 clinical study evaluating tibulizumab in adult participants with SSc is ongoing, with enrollment of approximately 80 patients on track. Topline data are anticipated in the first half of 2027.

Additionally, Zura is conducting a disciplined evaluation of potential new indications for tibulizumab.

Additional Clinical Stage Product Candidates

In addition to tibulizumab, Zura is continuing its evaluation of potential development approaches for torudokimab (ZB‑880) and crebankitug (ZB‑168), informed by current clinical and translational evidence and ongoing assessment of the evolving competitive landscape.

CORPORATE HIGHLIGHTS

In January 2026, Zura appointed Sandeep Kulkarni, M.D., as Chief Executive Officer. In February 2026, Zura appointed Mark Eisner, M.D., M.P.H., and Ajay Nirula, M.D., Ph.D., to its Board of Directors. Dr. Eisner, is a seasoned biotechnology executive with over 25 years of leadership in clinical development and immunology and recently served as Executive Vice President and Chief Medical Officer of Vir Biotechnology. Dr. Nirula, is an accomplished physician‑scientist and immunology leader who currently serves as president, and head of research and development at Recludix. He previously served as Senior Vice President and Immunology Therapeutic Area Head at Eli Lilly.

In February 2026, Zura closed an underwritten public offering of Class A ordinary shares and pre‑funded warrants to purchase Class A ordinary shares, resulting in gross proceeds of approximately $144 million, before deducting underwriting discounts, commissions, and offering expenses. The proceeds are expected to support continued advancement of the Company’s pipeline and broader strategic development initiatives.

FIRST QUARTER 2026 FINANCIAL RESULTS

Cash Position

As of March 31, 2026, Zura had cash and cash equivalents of $225.6 million. Zura expects that its existing cash and cash equivalents are sufficient to support planned operations through at least the end of 2028.

Research and Development (R&D) Expenses

R&D expenses were $14.7 million for the first quarter of 2026, compared to $10.5 million for the first quarter of 2025. The increase was primarily driven by the continued advancement of Zura’s Phase 2 tibulizumab clinical programs.

General and Administrative (G&A) Expenses

G&A expenses were $10.8 million for the first quarter of 2026, compared to $8.8 million for the first quarter of 2025. The increase was primarily due to an increase in compensation expense, including share-based compensation and professional fees to support the Company’s growth and advancement of its clinical programs.

Net Loss

Net loss for the first quarter of 2026 was $24.2 million, or $0.22 per share, compared to $17.4 million, or $0.19 per share, for the same period in 2025.

ABOUT ZURA
Zura is a clinical-stage, multi-asset immunology company developing novel dual-pathway antibodies for autoimmune and inflammatory diseases with unmet need. Zura’s pipeline includes product candidates designed to target key mechanisms of immune system imbalance, with the goal of improving efficacy, safety, and dosing convenience for patients.

Zura’s lead product candidate, tibulizumab (ZB-106), is being evaluated in two Phase 2 clinical studies in adults: TibuSHIELD, a study in hidradenitis suppurativa (HS), and TibuSURE, a study in systemic sclerosis (SSc). Additional product candidates torudokimab (ZB-880) and crebankitug (ZB-168) have completed Phase 1/1b studies and are being evaluated for their potential across a range of autoimmune and inflammatory conditions.

For more information, please visit www.zurabio.com.

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that do not describe historical facts may constitute “forward‑looking statements” as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements may be identified by words and phrases such as “anticipate,” “believe,” “continue,” “could,” “designed to,” “expect,” “goal,” “intend,” “may,” “outlook,” “plan,” “potential,” “should,” “will,” and similar expressions, and are based on Zura’s current beliefs and expectations. These forward‑looking statements include, but are not limited to, statements regarding the development and potential therapeutic benefits of Zura’s product candidates; the timing, progress, design and results of Zura’s current and future clinical trials, including the anticipated reporting of data therefrom; the potential to expand Zura’s product candidates into additional indications; the sufficiency of Zura’s cash resources and projected cash runway; and other statements that are not historical facts. These statements involve risks and uncertainties that could cause actual results to differ materially from those reflected in such forward‑looking statements. Risks and uncertainties that may cause actual results to differ materially include, but are not limited to: uncertainties inherent in the development of therapeutic product candidates, such as the risk that one or more of Zura’s current or future product candidates may not be successfully developed or commercialized; the risk of delay or cessation of any planned clinical trials of Zura’s current or future product candidates; the risk that prior results, including signals of safety, activity or durability of effect observed in preclinical studies or earlier clinical trials, may not be replicated or may not continue in ongoing or future studies or clinical trials; the risk that modeling data indicating therapeutic potential, or clinical evidence from other drug candidates, may not be predictive of results in Zura’s current or future clinical trials; the risk that Zura’s product candidates or procedures in connection with their administration may not have the safety or efficacy profiles anticipated; risks related to the accuracy of Zura’s estimates of expenses, capital requirements and needs for additional financing; changes in expected or existing competition; changes in the regulatory environment; uncertainties related to the timing and outcome of the regulatory approval process; unexpected litigation or other disputes; the impact of macroeconomic conditions on Zura’s business, clinical trials and financial position; and other risks and uncertainties to be described in Zura’s Annual Report on Form 10‑K for the year ended December 31, 2025, and other filings with the Securities and Exchange Commission. Any forward‑looking statements speak only as of the date of this press release and are based on information available to Zura as of the date hereof. Zura assumes no obligation to, and does not intend to, update any forward‑looking statements, whether as a result of new information, future events or otherwise, except as required by law.

CONTACTS

Investor and media inquiries:
ir@zurabio.com

ZURA BIO LIMITED
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31, 2026	December 31, 2025
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$225,594	$109,407
Prepaid expenses and other current assets	1,410	2,903
Total current assets	227,004	112,310
Property and equipment, net	125	126
Other assets	1,512	1,512
Total assets	$228,641	$113,948

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$11,745	$12,410
Total current liabilities	11,745	12,410
Total liabilities	11,745	12,410

Commitments and contingencies

Shareholders’ Equity
Class A Ordinary Shares, $0.0001 par value; 300,000,000 shares authorized as of March 31, 2026 and December 31, 2025; 94,880,710 and 73,680,710 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	9	7
Additional paid-in capital	465,657	326,078
Accumulated deficit	(248,770)	(224,547)
Total shareholders’ equity	216,896	101,538
Total liabilities and shareholders’ equity	$228,641	$113,948

ZURA BIO LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	For the Three Months Ended March 31,
	2026	2025
Operating expenses:
Research and development	$14,746	$10,474
General and administrative	10,753	8,780
Total operating expenses	25,499	19,254
Loss from operations	(25,499)	(19,254)
Other income, net
Interest income	(1,319)	(1,817)
Other expense, net	43	5
Total other income, net	(1,276)	(1,812)
Loss before income taxes	(24,223)	(17,442)
Income tax benefit	—	—
Net loss	$(24,223)	$(17,442)
Net loss per share, basic and diluted	$(0.22)	$(0.19)
Weighted-average shares outstanding, basic and diluted	112,222,789	92,964,048